As filed with the Securities and Exchange Commission on April 17, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LOOKSMART, LTD.
(Exact name of registrant as specified in its charter)

Delaware	13-3904355
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

625 Second Street
San Francisco, CA 94107
(Address, including zip code, of Registrant’s Principal Executive Offices)

WISENUT, INC. 1999 STOCK INCENTIVE PLAN
(Full Title of Plan)

Martin E. Roberts, Esq.
Vice President and General Counsel
LookSmart, Ltd.
625 Second Street
San Francisco, CA 94107
(415) 348-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Gregory J. Conklin, Esq.
Gibson, Dunn & Crutcher LLP
One Montgomery Street
San Francisco, CA 94104
(415) 393-8200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Common Stock of the Registrant issuable upon exercise of options granted under the WiseNut, Inc. 1999 Stock Incentive Plan	295,921 shares	$3.29	$973,580.09	$89.57

(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable upon exercise of options granted under the WiseNut, Inc. 1999 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the Registrant.

(2)
Estimated pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee. On April 15, 2002, the average of the high and low sale prices for the common stock of the Company as reported by the Nasdaq Stock Market’s National Market was $3.29 per share.

(3)	Computed in accordance with Section 6(b) under the Securities Act, solely for the purpose of calculating the registration fee.

INTRODUCTION

This Registration Statement on Form S-8 is filed by LookSmart, Ltd., a Delaware corporation (“LookSmart”, the “Company” or the “Registrant”), to register 295,921 shares of the Company’s common stock, par value $0.001 per share, issuable under the WiseNut, Inc. 1999 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the instructions to Form S-8, Part I (Information Required in the Section 10(a) Prospectus) is not filed as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”) by LookSmart:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on March 15, 2002.

2.	The Registrant’s Registration Statement on Form 8-A relating to the Registrant’s Common Stock filed on June 14, 1999, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.    DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant’s Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

The indemnification provisions and the indemnification agreement entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.    EXHIBITS.

Exhibit Number	Description
4.1	WiseNut, Inc. 1999 Stock Incentive Plan

4.2
Certificate of Incorporation of the Registrant (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-80581)), as amended and as declared effective by the Commission on August 19, 1999.

4.3	Bylaws of the Registrant (filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1(Reg. No. 333-80581)), as amended and as declared effective by the Commission on August 19, 1999.

5.1	Opinion of Gibson, Dunn & Crutcher LLP with respect to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained in signature page hereto).

ITEM 9.    UNDERTAKINGS.

(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 17th day of April, 2002.

LOOKSMART, LTD.

By:	/s/ EVAN THORNLEY
Evan Thornley, Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Evan Thornley and Martin E. Roberts, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ EVAN THORNLEY Evan Thornley	Chairman and Chief Executive Officer (Principal Executive Officer)	April 17, 2002

/s/ DIANNE DUBOIS Dianne Dubois	Chief Financial Officer (Principal Financial and Accounting Officer)	April 17, 2002

/s/ TRACEY ELLERY Tracey Ellery	Director	April 17, 2002

/s/ ANTHONY CASTAGNA Anthony Castagna	Director	April 17, 2002

/s/ ROBERT J. RYAN Robert J. Ryan	Director	April 17, 2002

/s/ EDWARD WEST Edward West	Director	April 17, 2002

/s/ JAMES TANANBAUM James Tananbaum	Director	April 17, 2002

/s/ MARIANN BYERWALTER Mariann Byerwalter	Director	April 17, 2002

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	WiseNut, Inc. 1999 Stock Incentive Plan

4.2
Certificate of Incorporation of the Registrant (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-80581)), as amended and as declared effective by the Commission on August 19, 1999.

4.3	Bylaws of the Registrant (filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1(Reg. No. 333-80581)), as amended and as declared effective by the Commission on August 19, 1999.

5.1	Opinion of Gibson, Dunn & Crutcher LLP with respect to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained in signature page hereto).